Analyst/Investor Contact:

Marty Kittrell
Chief Financial Officer
708-873-3600

Scott Malchow
Investor Relations
708-873-8515

Media Contact:

Rick Aspan
Public Relations
publicrelations@andrew.com
708-349-5166

ANDREW CORPORATION REPORTS
FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

•	Fiscal 2004 sales were a record $1.84 billion, up 81% year-over-year

•	Fiscal 2004 net income of $0.20 per share, up 150% year-over-year, includes $0.24 per share of significant items

•	Fourth quarter sales of $488 million increased 41% year-over-year, exceeds high-end of previous guidance

•	Fourth quarter net income of $0.00 per share exceeds high-end of previous guidance, includes $0.10 per share of significant items

•	Fourth quarter cash flow from operations increased to $46 million from $9 million in the prior year quarter

•	Acquiring selected assets of ATC Tower Services for $10 million

•	Exiting automotive and mobile antenna product lines

ORLAND PARK, IL, October 28, 2004 – Andrew Corporation, a global communications systems and equipment supplier, today announced results for its fourth quarter and fiscal year ended September 30, 2004. All per share information discussed is presented on a fully diluted basis.

FISCAL YEAR RESULTS

Fiscal 2004 sales were a record $1.84 billion, up 81% from $1.01 billion reported in fiscal 2003. Research and development expenses were $110.2 million or 6.0% of sales, compared to $84.2 million or 8.3% of sales in the prior year. Sales and administrative expenses were $217.6 million or 11.8% of sales, compared to $148.9 million or 14.7% of sales in the prior year. Operating income was 3.4% of sales or $63.2 million in fiscal 2004, compared to 2.6% of sales or $25.9 million in fiscal 2003. Operating income included $60 million of significant items in fiscal 2004 and $16 million in fiscal 2003. Net income increased 256% to $32.3 million, or $0.20 per share in fiscal 2004, compared to net income of $9.1 million, or $0.08 per share in fiscal 2003.

“Fiscal 2004 was a very successful year for Andrew. We grew total sales significantly faster than the overall wireless infrastructure market grew, expanded our addressable market, decreased total operating expenses by 350 basis points as a percentage of sales and increased operating income 144% to $63 million, including significant items,” said Ralph Faison, president and chief executive officer, Andrew Corporation.

FOURTH QUARTER RESULTS

Fourth quarter sales were $487.8 million, up 41% from $344.9 million in the year ago quarter and higher than previous guidance of $450 million to $470 million. The increase in sales was primarily due to increased wireless infrastructure market demand and growth in satellite communications. Net income was $0.6 million or $0.00 per share, compared to a net loss of $1.2 million or $(0.01) per share in the year ago quarter.

Fourth quarter results include intangible amortization of $9.5 million or $0.04 per share, a pre-tax loss of $7.1 million or $0.03 per share related to the exit from our automotive and mobile antenna product lines and pre-tax restructuring charges of $7.0 million or $0.03 per share primarily related to lease costs at our Addison, Illinois facility and certain severance costs. The year ago fourth quarter included pre-tax restructuring charges of $8.5 million or $0.04 per share, intangible amortization of $8.2 million or $0.04 per share and a pre-tax gain of $2.8 million or $0.01 per share related to the sale of our Denton, Texas manufacturing facility.

“We are pleased that operating results exceeded our previously revised guidance. During the final two weeks of the quarter, we experienced greater than anticipated sales across most major product groups,” said Mr. Faison. “Our high degree of order flexibility and fast response times, once again, demonstrate the strength of our scalable manufacturing model.”

The following table is a summary of significant items impacting the comparability of results for the fourth quarter and fiscal year ended September 30, 2004 earnings per share amounts, using a normalized effective tax rate of 35%:

	Three Months Ended		Twelve Months Ended
Summary of Significant	September 30,		September 30,
Items Impacting Results	2004	2003	2004	2003
Intangible amortization	$(0.04)	$(0.04)	$(0.16)	$(0.12)
Restructuring charges	(0.03)	(0.04)	(0.04)	(0.05)
Discontinued operations	—	—	—	(0.03)
Preferred stock dividends	—	(0.04)	—	(0.06)
Gain (loss) on sale of assets	(0.03)	0.01	(0.04)	0.10

Total	$(0.10)	$(0.11)	$(0.24)	$(0.16)

Orders for the fourth quarter were $457 million and the book-to-bill ratio was less than one. Orders increased 33%, up significantly from the prior year quarter, but decreased 8% sequentially driven by lower orders in North America. AT&T Wireless was the only customer accounting for more than 10% of sales in the fourth quarter. The top 25 customers represented 68% of sales in the fourth quarter compared to 71% in the third quarter and 68% in the year ago quarter. Major original equipment manufacturers (OEMs) accounted for 37% of sales in the fourth quarter, compared to 43% in the third quarter and 49% in the year ago quarter.

FOURTH QUARTER FINANCIAL SUMMARY

Gross margin was 22.2%, compared with 25.9% in the prior quarter and 28.3% in the year ago quarter. Consistent with our previous guidance, gross margin declined from the prior quarter

One Company. A World of Solutions.

due to a lower margin product mix shift within Cable Products, higher raw material costs and supply chain start-up costs associated with new products.

Research and development expenses were $26.9 million or 5.5% of sales, compared to $29.3 million or 5.9% of sales in the prior quarter and $25.7 million or 7.4% of sales in the year ago quarter. Research and development expenses decreased as a percentage of sales due primarily to an increased focus on project rationalization. Sales and administrative expenses were $55.6 million or 11.4% of sales, compared to $56.9 million or 11.5% of sales in the prior quarter and $47.9 million or 13.9% of sales in the year ago quarter. Sales and administrative expenses have continued to decrease primarily due to the effects of our cost savings and merger integration programs.

Intangible amortization was $9.5 million in the fourth quarter, compared to $9.6 million in the prior quarter and $8.2 million in the year ago quarter. It is anticipated that total intangible amortization will decrease from $38.3 million in fiscal 2004, to approximately $22.0 million in fiscal 2005.

Interest expense was $3.5 million compared to $3.0 million in the year ago quarter due primarily to the sale of convertible notes in August 2003. In the fourth quarter, the company had a tax benefit of $1.4 million, as a result of lowering the fiscal 2004 effective tax rate to 32.6% from 35.0%. The lower effective tax rate reflects a shift in the geographical mix of earnings and a favorable resolution of certain tax matters.

Total diluted shares decreased to 161.1 million in the fourth quarter from 180.7 million in the third quarter, due primarily to the accounting effects on our convertible notes. The 17.5 million shares of common stock into which these notes are potentially convertible were excluded in determining earnings per share, as it would have been anti-dilutive in the fourth quarter.

RECENT HIGHLIGHTS

•	We signed a definitive agreement to acquire selected assets of ATC Tower Services for $10 million, consisting of cash and the assumption of lease obligations. This transaction will create an immediate national construction services presence and additional channel distribution opportunities for wireless infrastructure products.

•	We announced our exit from automotive and mobile antenna products resulting in pre-tax charges of $7.1 million or $0.03 per share. These products accounted for approximately $29 million in sales for fiscal 2004.

•	We reorganized certain major product groups to form a new Satellite Communications product group and we combined our former Antenna and Cable Products groups into a single product group. This reorganization strengthens our commitment to the specific needs of our customers, while providing a direct and responsive decision-making process across each major product group.

“Our corporate development activities continue to highlight our long-term growth strategy and financial flexibility. We will continue to focus on strategic objectives and opportunities that enable the company to rationalize underperforming or non-strategic assets, grow faster than the overall market and strengthen our competitive advantages,” said Mr. Faison.

One Company. A World of Solutions.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

Cash and cash equivalents were $189.0 million at September 30, 2004, compared to $164.8 million at June 30, 2004 and $286.3 million at September 30, 2003. Cash and cash equivalents increased sequentially due primarily to higher positive cash flow from operations.

Accounts receivable were $416.6 million and days’ sales outstanding (DSOs) were 74 days at September 30, 2004, compared to $428.3 million and 76 days at June 30, 2004 and $326.3 million and 80 days at September 30, 2003. Inventories were $351.1 million and inventory turns were 4.3x at September 30, 2004, compared to $366.7 million and 4.0x at June 30, 2004 and $247.8 million and 4.2x at September 30, 2003.

Total debt outstanding was $298.9 million at September 30, 2004, compared to $302.9 million at June 30, 2004 and $319.1 million at September 30, 2003. Total debt to capital decreased to 16.4% at September 30, 2004, compared to 16.7% at June 30, 2004 and 18.3% at September 30, 2003.

Cash flow from operations was $45.9 million in the fourth quarter, compared to cash used for operations of $18.7 million in the prior quarter and cash flow from operations of $8.6 million in the year ago quarter. Capital expenditures of $14.2 million in the quarter consisted of investments in new facilities, information technology and test equipment.

“DSOs, inventory turns and cash flow from operations all improved sequentially from the prior quarter, highlighting the strength of our operating model,” said Mr. Faison.

RESULTS BY MAJOR REGION AND PRODUCT GROUP

Sales by major region and product group for fiscal years 2004 and 2003 include results of Allen Telecom since its acquisition on July 15, 2003 (in millions).

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
Sales by Region	2004	2003	% Change	2004	2003	% Change
Americas	$274	$196	40%	$1,043	$550	90%
EMEA	150	98	53	541	278	95
Asia Pacific	64	51	25	255	187	36

Total	$488	$345	41%	$1,839	$1,015	81%

Sales increased 41% versus the prior year quarter to $487.8 million, driven by higher sales in all major regions. Sales in the Americas increased 40% versus the prior year quarter, due mainly to continued product demand in the broadband satellite market. Sales in EMEA increased 53% versus the prior year quarter, as a result of all major product groups supporting wireless operator network upgrades and expansion. Sales in Asia-Pacific increased 25% versus the prior year quarter, driven primarily by higher RF cable product sales in China and India.

One Company. A World of Solutions.

	Twelve Months Ended
	September 30,
Sales by Product Group	2004	2003	% Change	% Total
Antennas	$499	$252	98%	27%
Base Station Subsystems	473	236	100	26
Cable Products	558	441	26	30
Network Solutions	186	44	325	10
Wireless Innovations	123	42	196	7

Total	$1,839	$1,015	81%	100%

Sales increased 81% year-over-year to $1.84 billion, due mainly to the inclusion of sales since the Allen Telecom acquisition in July 2003, organic wireless infrastructure growth supporting wireless operator network upgrade and expansion, and new products introduced within the broadband satellite market.

Antennas sales increased sequentially driven by network build-outs in EMEA and higher sales in the broadband satellite market. Base Station Subsystems sales declined sequentially, due primarily to the timing of OEMs supporting network capacity upgrades and expansion in the Americas. Cable Products sales were flat sequentially, as higher sales in EMEA offset lower sales in the Americas, due primarily to operator consolidation and asset rationalization. Network Solutions sales increased sequentially driven by geolocation services that were performed earlier in the year, but were not recognized as sales until certain contractual modifications were achieved. Wireless Innovations sales increased sequentially due mainly to greater RF coverage needs in EMEA and the Americas.

Subsequent to the close of the quarter, Andrew announced a reorganization of major product groups. “We are strengthening our commitment to the specific needs of our customers around the world, while providing increased focus to a rapidly growing market opportunity for satellite communications infrastructure,” said Mr. Faison. “These changes will provide a direct and responsive decision-making process across each product group that is consistent with the end-market application.” The reorganized product groups have been summarized below:

	Twelve Months Ended
	September 30,
Sales by Product Group	2004	2003	% Change	% Total
Antenna and Cable Products	$823	$606	36%	45%
Base Station Subsystems	498	238	109	27
Network Solutions	186	44	323	10
Satellite Communications	209	85	146	11
Wireless Innovations	123	42	193	7

Total	$1,839	$1,015	81%	100%

One Company. A World of Solutions.

FIRST QUARTER FISCAL 2005 GUIDANCE

For the first quarter, sales are anticipated to range from $440 to $470 million and earnings per share to range from $0.03 to $0.06, including intangible amortization and restructuring costs of approximately $0.04 per share. Gross margins are anticipated to increase in the first quarter and total operating expenses are expected to be modestly down on an absolute basis compared to the fourth quarter. The company anticipates a normalized tax rate of approximately 35% and diluted shares of approximately 161.0 million.

“Our sales guidance for the first quarter anticipates normal seasonality,” said Mr. Faison. “Driven by continued wireless operator capital expenditure for network upgrades and expansion, we believe we are strategically positioned to grow faster than the overall wireless infrastructure market, improve operational performance and generate significant positive cash flow from operations in fiscal 2005.”

Attached to this news release are preliminary financial statements for the fourth quarter and fiscal year ended September 30, 2004.

Conference Call Webcast

Andrew Corporation will host a conference call to discuss its fourth quarter and fiscal year ended September 30, 2004 results on Thursday, October 28, 2004 at 8:00 a.m. CT. Interested investors can participate via a live webcast over the Internet at www.andrew.com. An audio replay of the conference call will be made available for 60 days following the event.

About Andrew

Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 33 countries. Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

One Company. A World of Solutions.

UNAUDITED - PRELIMINARY

ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2004	2003	2004	2003
Sales	$487,834	$344,921	$1,838,749	$1,014,486
Cost of products sold	379,590	247,336	1,388,093	739,341

Gross Profit	108,244	97,585	450,656	275,145
Operating Expenses
Research and development	26,868	25,666	110,245	84,151
Sales and administrative	55,555	47,924	217,591	148,867
Intangible amortization	9,488	8,195	38,343	19,222
Restructuring	6,951	8,545	11,132	9,222
Loss on sale of businesses	7,055	0	11,566	0
Gain on real estate transactions	—	(2,818)	(1,402)	(12,216)

	105,917	87,512	387,475	249,246
Operating Income	2,327	10,073	63,181	25,899
Other
Interest expense	3,493	3,027	14,868	5,675
Interest income	(693)	(898)	(3,052)	(1,649)
Other expense (income), net	250	(242)	2,442	(1,453)

	3,050	1,887	14,258	2,573

Income from Continuing (Loss) Operations Before Income Taxes	(723)	8,186	48,923	23,326
Income Taxes ( Benefit) Expense	(1,439)	2,865	15,938	4,622

Income from Continuing Operations	716	5,321	32,985	18,704
Discontinued Operations, net of tax benefit	—	66	—	3,184

Net Income	716	5,255	32,985	15,520
Preferred Stock Dividends	147	6,459	707	6,459

Net Income (Loss) Available to Common Shareholders	$569	$(1,204)	$32,278	$9,061

Basic and Diluted Income (Loss) per Share from Continuing Operations	$0.00	$(0.01)	$0.20	$0.11

Basic and Diluted Net Income (Loss) per Share	$0.00	$(0.01)	$0.20	$0.08

Average Shares Outstanding
Basic	160,810	143,971	159,659	109,822
Diluted	161,128	144,143	160,258	109,866
Orders Entered	$457,494	$343,839	$1,809,801	$999,859
Total Backlog	$300,307	$327,264	$300,307	$327,264

PRELIMINARY

ANDREW CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30	September 30
	2004	2003
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$189,048	$286,269
Accounts receivable, less allowances (Sept. 2004 - $13,798; Sept. 2003 - $10,662)	416,603	326,282
Inventories	351,082	247,750
Other current assets	34,190	29,131

Total Current Assets	990,923	889,432
Other Assets
Goodwill	868,078	821,398
Intangible assets, less amortization	63,988	93,086
Other assets	92,590	50,398
Property, Plant and Equipment
Land and land improvements	22,607	20,926
Buildings	123,716	116,038
Equipment	496,739	469,296
Allowance for depreciation	(417,696)	(387,341)

	225,366	218,919

TOTAL ASSETS	$2,240,945	$2,073,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$196,592	$124,646
Accrued expenses and other liabilities	82,291	58,893
Compensation and related expenses	67,018	52,255
Restructuring	18,887	20,414
Notes payable and current portion of long-term debt	14,051	17,750

Total Current Liabilities	378,839	273,958
Deferred liabilities	54,388	73,941
Long-term debt, less current portion	284,844	301,364
STOCKHOLDERS’ EQUITY
Redeemable convertible preferred stock (liquidation preference, $50 a share: 120,414 shares outstanding at September 30, 2004 and 183,720 shares outstanding at September 30, 2003)	6,021	9,186
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 161,015,917 shares issued at Sept. 30, 2004 and 160,900,657 shares issued at Sept. 30, 2003, including treasury)	1,610	1,609
Additional paid-in capital	666,746	649,667
Accumulated other comprehensive income (loss)	12,363	(14,115)
Retained earnings	837,713	805,435
Treasury stock, at cost (148,950 shares at September 30, 2004 and 2,608,290 shares at September 30, 2003)	(1,579)	(27,812)

	1,522,874	1,423,970

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,240,945	$2,073,233

UNAUDITED - PRELIMINARY

ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2004	2003	2004	2003
Cash Flows from Operations
Net Income	$716	$5,255	$32,985	$15,520
Adjustments to Net Income
Depreciation	16,958	15,863	65,127	55,182
Amortization	9,488	8,195	38,343	19,222
Loss/(gain) on sale of assets and businesses	7,055	(2,818)	7,055	(12,216)
Other	168	56	(1,367)	56
Restructuring and Discontinued Operations
Restructuring costs	3,643	3,867	(13,205)	(5,782)
Discontinued operations, net of taxes	—	124	—	4,478
Change in Operating Assets / Liabilities
Accounts receivable	11,906	(29,787)	(72,424)	10,736
Inventories	16,283	10,953	(78,142)	783
Other assets	(2,823)	(32,650)	(13,098)	(19,200)
Accounts payable and other liabilities	(17,468)	29,574	80,760	(6,413)

Net Cash From Operations	45,926	8,632	46,034	62,366
Investing Activities
Capital expenditures	(14,238)	(9,855)	(71,913)	(31,859)
Acquisition of businesses, net of cash acquired	—	48,200	(23,227)	48,086
Settlement of pre-acquisition litigation	(3,000)	—	(32,000)	—
Investments	(2,708)	—	(9,208)	—
Proceeds from sale of businesses and investments	—	—	3,000	7,286
Proceeds from sale of property, plant and equipment	109	5,624	4,687	15,870

Net Cash (Used for) / From Investing Activities	(19,837)	43,969	(128,661)	39,383
Financing Activities
Long-term debt borrowings (payments), net	(3,755)	215,801	(21,530)	209,339
Notes payable payments, net	(519)	(9,722)	(265)	(65,911)
Preferred stock dividends	(147)	(6,459)	(707)	(6,459)
Payments to acquire treasury stock	—	(49,600)	(2,472)	(49,600)
Stock purchase and option plans	388	2,155	3,289	2,265

Net Cash From / (Used for) Financing Activities	(4,033)	152,175	(21,685)	89,634
Effect of exchange rate changes on cash	2,239	3,192	7,091	10,015

Change for the Period	24,295	207,968	(97,221)	201,398
Cash and Equivalents at Beginning of Period	164,753	78,301	286,269	84,871

Cash and Equivalents at End of Period	$189,048	$286,269	$189,048	$286,269